Exhibit 99.1

X-Rite Announces Fourth Quarter 2009 Financial Results

Indicates Q1 2010 Sales Rebound

GRAND RAPIDS, Mich.--(BUSINESS WIRE)--March 16, 2010--X-Rite, Incorporated (NASDAQ: XRIT) today announced its financial results for the quarter ended January 2, 2010.

Highlights of today’s announcement:

  Net sales of $50.1 million for the fourth quarter. An increase of 9.9 percent on a sequential quarter basis and reduction of 17.6 percent versus the same period in 2008
  New sales programs for recently released products and emerging markets gained traction driving sales growth in certain market sectors and geographic regions in the fourth quarter
  Favorable financial momentum in the quarter and full year evidenced by
    Positive net income and operating income in the fourth quarter
    Strong adjusted EBITDA margins of 25.3 percent and 23.3 percent, for the fourth quarter and full year respectively
    Fourth quarter and year over year interest expense decreased by 27%
    Positive and improving cash flows from operations
  Strengthened the balance sheet
    Debt paid down in the fourth quarter by $3.9 million and $45.7 million for the year
    Additionally, secured debt reduced by $41.6 million through conversion to mandatorily redeemable preferred stock
    Year end cash balance of $29.1 million
    Net debt from secured credit facilities decreased to $154.5 from $220.1 million
  Market buzz continues for the myPANTONETM app as it is being featured in a series of Apple iPhone® advertisements
  Sales trends in the first quarter of 2010 indicate a growth rate in the mid to high single digits compared to prior year quarter

The Company reported fourth quarter 2009 net sales of $50.1 million compared to $45.7 million in the third quarter of 2009 and $60.8 million in the fourth quarter of 2008. These results were in the range of Company expectations given the general market conditions and reflect an improving situation with sequential quarter growth of 9.9 percent and a narrowing decrease on a year over year basis in the quarter of 17.6 percent. Net sales for the full year were reported at $191.7 million, 26.7% lower than $261.5 million for 2008.

“It has been gratifying to see how the Company has managed so well through the unusually difficult challenges of 2009,” said Thomas J. Vacchiano Jr., X-Rite’s Chief Executive Officer. “Not only have our profit improvement plans been highly effective in the year, but in the fourth quarter of 2009 and now the first quarter of 2010 we are beginning to see the returns on our sales, marketing and new product initiatives in places like Greater China and more broadly across our industrial sector.”

X-Rite reported that its’ new myPANTONETM app is being featured in a series of iPhone® advertisements by Apple in major news publications such as USA TodayTM and The Wall Street JournalTM. Released in September of 2009 in Apple’s iTunes store, this product combines Pantone’s “cool factor” with X-Rite’s leading color management technology.

Supported by the Company’s profit improvement actions and narrowing sales difference from the prior year, the Company reported net income of $0.1 million and operating income of $1.5 million in the fourth quarter of 2009. A net loss of $64.7 million was reported in the same period in 2008, which included a $58.1 write down of goodwill and indefinite-lived intangible assets related to the Pantone acquisition in 2007.

Adjusted EBITDA for the fourth quarter was $12.7 million or 25.3 percent of sales as compared to $16.0 million or 26.3 percent of sales in the same period in 2008. Full year 2009 adjusted EBITDA was reported at $44.6 million or 23.3 percent of sales, compared to $60.7 million or 23.2 percent of sales for the full year 2008.

The Company also reported continued progress in working capital management contributing to positive operating cash flows in the fourth quarter and the year. Combined with the reported adjusted EBITDA result the Company was able to reduce its first and second lien debt obligations by $3.9 million in the fourth quarter and $45.7 million for the year. This yielded a secured net debt position for the Company at the end of 2009 of $154.5 million, netting cash of $29.1 million.

Rajesh K. Shah, X-Rite’s Chief Financial Officer, commented, “I have now been with the Company for approximately six months and I continue to be impressed by the capabilities and potential of X-Rite. We have made excellent progress in reducing our cost structure and strengthening our balance sheet. As market conditions improve X-Rite’s profit leverage and cash generation prospects should be attractive to investors.”

Vacchiano closed by saying, “a combination of variables, including improved market conditions, customer interest in new products, and increasingly effective new sales and marketing initiatives are yielding year over year sales growth for the Company in the first quarter of 2010. At this point we expect to report first quarter sales growth in the mid to high single digits.”

Conference Call

X-Rite invites all interested parties to listen to the live webcast discussing fourth quarter and full year 2009 results on Tuesday, March 16, 2010 at 11:00 EDT. The call will be co-hosted by Thomas J. Vacchiano, Jr., the Company’s Chief Executive Officer, and Rajesh K. Shah, the Company’s Chief Financial Officer. To access the webcast and conference call financial presentation, go to www.xrite.com, click on the About Us tab and select Investor Relations. If you would like to dial in to the live call, please call 616-803-2203 and the number will be provided. An archived version of this webcast will be available on X-Rite’s Web site shortly after the live broadcast.

About X-Rite

X-Rite is the global leader in color science and technology. The Company, which now includes design industry color leader Pantone LLC, develops, manufactures, markets and supports innovative color solutions through measurement systems, software, color standards and services. X-Rite’s expertise in inspiring, selecting, measuring, formulating, communicating and matching color helps users get color right the first time and every time, which translates to better quality and reduced costs. X-Rite serves a range of industries, including printing, packaging, photography, graphic design, video, automotive, paints, plastics, textiles, dental and medical. For further information, please visit www.xrite.com.

EBITDA and Non-GAAP Measures

In addition to the results reported in accordance with generally accepted accounting principles (GAAP) within this release, X-Rite may reference certain information that is considered a non-GAAP financial measure. Management believes these measures are useful and relevant to management and investors in their analysis of the Company’s underlying business and operating performance. Management also uses this information for operational planning and decision-making purposes. Non-GAAP financial measures should not be considered a substitute for any GAAP measures. Additionally, non-GAAP measures as presented by X-Rite may not be comparable to similarly titled measures reported by other companies.

Non-GAAP measures used by X-Rite include adjusted EBITDA, net debt, and net debt from secured credit facilities. Adjusted EBITDA is defined as net income adjusted for interest, taxes, depreciation, amortization, restructuring and other related charges, share based compensation, gains/losses on life insurance, foreign currency, property tax assessment on the former headquarters, and sales of assets Net debt is defined as the Company’s total indebtedness less cash. Net debt from secured credit facilities excludes the mandatorily redeemable preferred stock transaction from the Company’s net debt calculation. A reconciliation of GAAP to non-GAAP financial information discussed in this release is contained in the attached exhibits and on the Company’s website at www.xrite.com.

Forward-looking Statements

This release contains forward-looking statements based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “model,” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks associated with our international operations; our substantial debt level; the possibility that the market for the sale of certain products and services may not develop as expected; our ability to protect our intellectual property rights; the existence or enactment of adverse U.S. and foreign government regulation; the risk that the development of products and services may not proceed as planned; adverse general domestic and international economic conditions including interest rate and currency exchange rate fluctuations; the difficulty of efficiently managing our cost structure for capital expenditures, materials and overhead, as well as operating expenses such as wages and benefits due to the vertical integration of our manufacturing processes; the impact of competitive products or technologies and competitive pricing pressures; potential business disruptions; the economic downturn in the global economy; and other risks that are described from time to time under the heading “Risk Factors” in our annual and quarterly reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. Readers of this information are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this release. We undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

EXHIBIT 1
Consolidated Income Statement
(in millions)

	Three Months Ended		Twelve Months Ended
	January 2,	January 3,	January 2,	January 3,
	2010	2009	2010	2009

Net Sales	$50.1	$60.8	$191.7	$261.5

Cost of sales	23.0	27.4	81.1	122.9

Gross profit	27.1	33.4	110.6	138.6
Gross margin	54.1%	54.9%	57.7%	53.0%

Operating expenses:
Selling and marketing	13.3	14.4	51.9	64.9
Research, development and engineering	5.6	6.2	22.6	29.4
General and administrative	6.3	8.0	27.9	35.2
Restructuring and other related charges	0.4	0.3	4.4	5.9
Goodwill and indefinite-lived intangibles impairment	-	58.1	-	58.1
	25.6	87.0	106.8	193.5
Operating income (loss)	1.5	(53.6)	3.8	(54.9)

Interest expense	(7.8)	(10.7)	(33.5)	(46.3)
Write-off of deferred financing costs	-	(3.8)	(2.3)	(3.8)
Other, net	3.3	(1.1)	2.1	(1.1)

Loss before income taxes	(3.0)	(69.2)	(29.9)	(106.1)

Income taxes (benefit)	(3.1)	(4.5)	(4.7)	11.7

Net income (loss)	$0.1	$(64.7)	$(25.2)	$(117.8)

EXHIBIT 2
Net Sales by Product Sector
(in millions)

	Three Months Ended		Twelve Months Ended
	January 2,	January 3,	January 2,	January 3,
	2010	2009	2010	2009
Imaging and Media	$18.0	$26.5	$72.4	$112.6
Industrial	13.8	13.2	43.4	53.2
Retail	3.4	4.0	14.3	18.3
Color Support Services	6.1	6.6	23.7	28.9
Other	1.0	1.9	5.4	6.4
Total Color Measurement	42.3	52.2	159.2	219.4
Color Standards	7.8	8.6	32.5	42.1
Total	$50.1	$60.8	$191.7	$261.5

EXHIBIT 3
Consolidated Balance Sheet
(in millions)

	January 2,	January 3,
	2010	2009

Cash	$29.1	$50.8
Accounts Receivable	28.1	36.9
Inventory	28.5	39.9
Other Current Assets	10.4	16.5
Goodwill and Other Intangible Assets	314.8	331.0
Other Non-Current Assets	61.8	70.6
Total Assets	472.7	545.7

Accounts Payable	8.7	11.6
First and Second Lien Credit Facilities	183.6	270.9
Mandatorily Redeemable Preferred Stock(1)	29.8	-
Other Liabilities	38.5	53.9
Total Liabilities	260.6	336.4

Shareholders' Investment	212.1	209.3

Total Liabilities and Shareholders' Investment	$472.7	$545.7

Net Debt
First and Second Lien Credit Facilities	$183.6	$270.9
Less: Cash	(29.1)	(50.8)
Subtotal: Net Debt from credit facilities	154.5	220.1
Mandatorily Redeemable Preferred Stock(1)	29.8	-
Total Net Debt(1)	$184.3	$220.1

(1) Net of $14.1 million Discount on Mandatorily Redeemable Preferred
Stock for Warrants as of January 2, 2010

EXHIBIT 4
Consolidated Statement of Cash Flows
(in millions)

	Twelve Months Ended
	January 2,	January 3,
	2010	2009
Net Cash provided by operating activities
Net loss	$(25.2)	$(117.8)
Non-cash adjustments to net loss	44.8	109.7
Changes in operating assets and liabilities, net of effects
from acquisitions:	0.7	17.8
Net cash provided by operating activities	20.3	9.7

Net Cash provided by investing activities	4.0	14.8

Net Cash provided by (used for) financing activities	(48.4)	6.4

Effect of exchange rate changes on cash	2.4	(0.4)

Net increase (decrease) in cash	(21.7)	30.5
Cash, beginning of period	50.8	20.3
Cash, end of period	$29.1	$50.8

EXHIBIT 5
Adjusted EBITDA as defined by Credit Agreements
(in millions)

	Three Months Ended		Twelve Months Ended
	January 2,	January 3,	January 2,	January 3,
	2010	2009	2010	2009

Net Income (Loss)	$0.1	$(64.7)	$(25.2)	$(117.8)

EBITDA Adjustments:
Depreciation	1.6	1.2	6.4	7.0
Amortization	4.3	5.3	20.1	21.2
Restructuring and other related costs	0.4	0.7	5.0	7.6
Inventory valuation amortization	-	1.3	-	12.8
Share-based compensation (1)	1.4	1.1	4.9	4.0
Net interest expense and write-off of deferred financing costs	7.8	14.5	35.8	49.8
Currency (gain) loss	0.8	1.6	2.5	2.2
Income taxes	(3.1)	(4.5)	(4.7)	11.7
Gain on sale of assets	(3.9)	(0.8)	(4.4)	(0.8)
Other non-recurring adjustments(2)	3.3	2.2	4.2	4.5
Goodwill and indefinite lived intangibles impairment	-	58.1	-	58.1
	12.6	80.7	69.8	178.1

EBITDA based on credit agreement	12.7	16.0	44.6	60.3

Changes in credit agreement definition of EBITDA(3)	-	-	-	0.4

EBITDA based on amended credit agreement	$12.7	$16.0	$44.6	$60.7

Net Sales	50.1	60.8	191.7	261.5

Adjusted EBITDA Margin(4)	25.3%	26.3%	23.3%	23.2%

(1)	Excludes share-based compensation charged to restructuring, as it is included in the "Restructuring and other related costs" line.

(2)	Other non-recurring adjustments as defined in the lender agreements include but are not limited to investment in founders life insurance, property tax assessment on former headquarters, impairment of assets held for sale, equity issuance costs, and change in accounting method.

(3)	EBITDA for the first two quarters of 2008 was originally calculated under the terms of the 2007 credit agreements. Under the forbearance and amendment agreements the adjustment for founders life insurance is no longer limited to $1 million per year and mortgage interest is no longer excluded from the interest expense adjustment. These adjustments to the credit agreements resulted in an increase to EBITDA of $0.4 million for the year ended January 3, 2009.

(4)	Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA into Net Sales. These calculations were performed on the actual results and not rounded figures.

CONTACT:
X-Rite, Incorporated
Rajesh K. Shah, CFO
616-803-2143
rshah@xrite.com